                                                                      EXHIBIT 12



                            THE SEAGRAM COMPANY LTD.


                            AND SUBSIDIARY COMPANIES



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                   (MILLIONS)



                                                   THREE
                                                  MONTHS
                                                   ENDED         FISCAL YEARS ENDED JANUARY 31,
                                                 APRIL 30,   --------------------------------------
                  DESCRIPTION                      1996      1996    1995    1994    1993     1992
- -----------------------------------------------  ---------   -----   -----   -----   -----   ------
Earnings before income taxes (restated for
  discontinued operations).....................    $  74     $ 349   $ 363   $ 435   $ 450   $  641
ADD (DEDUCT):
Equity in net earnings of less than 50% owned
  affiliates...................................       (7)      (20)     --      --      --       --
Dividends from less than 50% owned
  affiliates...................................        3         4      --      --      --       --
Fixed charges..................................       96       426     436     378     369      373
Interest capitalized, net of amortization......        1        (2)     (1)      0      (5)      (9)
Minority interest..............................       --        --      --      --       3        6
                                                 ---------   -----   -----   -----   -----   ------
EARNINGS AVAILABLE FOR FIXED CHARGES...........    $ 167     $ 757   $ 798   $ 813   $ 817   $1,011
                                                 =======     =====   =====   =====   =====   ======
FIXED CHARGES:
Interest expense...............................    $  80     $ 378   $ 408   $ 351   $ 341   $  345
Proportionate share of 50% owned companies
  fixed charges................................        3         6      --      --      --       --
Portion of rent expense deemed to represent
  interest factor..............................       13        42      28      27      28       28
                                                 ---------   -----   -----   -----   -----   ------
FIXED CHARGES..................................    $  96     $ 426   $ 436   $ 378   $ 369   $  373
                                                 =======     =====   =====   =====   =====   ======
RATIO OF EARNINGS TO FIXED CHARGES.............     1.74      1.78    1.83    2.15    2.21     2.71
                                                 ---------   -----   -----   -----   -----   ------
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